SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



              Date of Report (Date of earliest event reported):
                              September 19, 1996


                            Darden Restaurants, Inc.
             (Exact name of registrant as specified in its charter)


           Florida                   1-13666                 59-3305930
(State or other jurisdiction       (Commission              (IRS employer
      of incorporation)             file number)           identification No.)



               5900 Lake Ellenor Drive, Orlando, Florida 32809
                   (Address of principal executive offices)



             Registrant's telephone number, including area code:
                                (407) 245-4000



                                 Not Applicable
         (Former name or former address, if changed since last report)






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Item 1.     Changes in Control of Registrant.

            Not applicable.

Item 2.     Acquisition or Disposition of Assets.

            Not applicable.

Item 3.     Bankruptcy or Receivership.

            Not applicable.

Item 4.     Changes in Registrant's Certifying Accountant.

            Not applicable.

Item 5.     Other Events.

            On September 19, 1996, in conjunction with its annual meeting of shareholders, the Registrant issued a news release reporting financial results for the first quarter of fiscal year 1997, announcing operating initiatives at Red Lobster restaurants, announcing an increased stock buyback program, and reporting the declaration of the company's semi-annual dividend.

Item 6.     Resignations of Registrant's Directors.

            Not applicable.

Item 7.     Financial Statements and Exhibits.

            (a)   Financial statements of businesses acquired.

                  Not applicable.

            (b)   Pro forma financial information.

                  Not applicable.

            (c)   Exhibits.

                  The  following  is  filed   herewith.   The  exhibit   numbers
                  correspond with Item 601(b) of Regulation S-K.

                  Exhibit No.       Description
                       99.1         Press  Release  dated  September 19, 1996,
                                    entitled  "Darden  Reports   First-Quarter
                                    Results,  Announces Red Lobster  Operating
                                    Initiatives and Increased Stock Buyback."


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  September 20, 1996                      DARDEN RESTAURANTS, INC.



                                          By:   /s/ C.L. Whitehill
                                                C. L. Whitehill
                                                Senior Vice President,
                                                General Counsel and Secretary

                                INDEX TO EXHIBITS




Exhibit Number                                                             Page


            Reports First-Quarter Results, Announces Red Lobster
            Operating Initiatives and Increased Stock Buyback."

                                                                    EXHIBIT 99.1




                                                                    EXHIBIT 99.1

DARDEN  REPORTS   FIRST-QUARTER   RESULTS,   ANNOUNCES  RED  LOBSTER  OPERATING
INITIATIVES AND INCREASED STOCK BUYBACK

ORLANDO, FL -- At today's annual meeting, Darden Restaurants released first-quarter results and announced significant menu and service changes which began this week at all Red Lobster restaurants. In addition, the Company announced that its Board of Directors authorized an increased stock buyback program and declared the regular semi-annual dividend.

      For the first quarter ended August 25, 1996, sales of $805.6 million were down 3.6 percent compared to last year. Approximately half the sales decline related to the discontinued China Coast stores which were closed last August, and the remaining shortfall was attributable to Red Lobster. First-quarter earnings after tax were $20.5 million or 13 cents per share, compared to earnings after tax before restructuring charges of $32.8 million or 21 cents per share in the first quarter of fiscal 1996. The decline in first-quarter earnings was primarily attributable to significantly lower earnings at Red Lobster.

      In last year's first quarter, the company recorded a $75 million pre-tax restructuring charge ($44.8 million after tax or $0.28 per share) to discontinue China Coast. After this unusual item, last year's first quarter showed a net loss of $12.1 million or $0.08 per share.

      This week, Red Lobster launched a significant new sales and customer building campaign that brings together new food and flavors with in-store operational improvements in an upbeat, energetic atmosphere. This program was launched on September 16, with an extensive marketing campaign highlighting everyday low prices, quality ingredients and attentive service. Customers will find a large number of menu items priced under $10, half portions available on many favorite entrees, and new flavorful menu items such as Jay's Jump'n Jambalaya, Shrimp Cozumel and Louisiana Lacy's Catfish. In-store operations have been simplified and additional emphasis has been placed on training throughout the restaurants to deliver a more consistent, satisfying customer dining experience. Also, an 800 number has been created to continuously measure customer satisfaction.

      Joe Lee, Chairman and Chief Executive Officer, said "The first-quarter operating results are very disappointing, but I believe we have the right strategies and action plans in place to improve Red Lobster's performance. I'm excited about the new, lower priced menu and the in-store operational changes we are making to give each customer a great dining experience. Because of one-time costs to implement the changes at Red Lobster and the time required for customer traffic to build, however, we expect Darden's second fiscal quarter to be unprofitable."

      After obtaining a favorable legal opinion, the Darden Board of Directors authorized the buyback of an additional 6% of the Company's common stock, bringing the total buyback authorization to 10% of shares outstanding or 15.8 million shares. These shares will be bought back opportunistically on the open market based on price and operating performance considerations. The Board also declared the regular, semi-annual dividend of 4 cents per share payable on November 1, 1996 to shareholders of record on October 10, 1996.

FIRST QUARTER OPERATING HIGHLIGHTS
      Food and beverage costs for the quarter were 33.2% of sales, approximately the same as last year. Restaurant labor increased to 30.6% of sales compared to 29.4% last year due to wage rate inflation and higher manager compensation paid in response to competitive market conditions. Restaurant expenses increased modestly to 15.3% of sales compared to 14.9% last year as smallwares expenses related to the Red Lobster operating initiatives were higher. As a result of the sales decline and increased labor and store expenses, the store-level profit margin decreased to 20.8% in the first quarter of fiscal 1997 from 22.5% last year. The increase in first-quarter selling, general and administrative expenses to 12.3% of sales compared to 11.4% of sales last year was primarily attributable to the completion of the staffing required as a separate public company and to provide better direct support to our restaurants.

      The effective tax rate for the first quarter of fiscal 1997 was 29.1% compared to 37.0% in last year's first quarter. The estimated effective annual tax rate for fiscal 1997 is approximately 29%, which is down from last year's effective tax rate before unusual items of 36.8% because of expectations for higher tax credits and lower pretax income for the year.

DIVISION RESULTS
      Red Lobster sales of $475.1 million were down 4.7% compared to the first quarter of last year. Same-store sales in the U.S. were down 6.4% as featured promotions ran high preferences, but did not increase customer traffic. Because of the sales shortfall, Red Lobster operating profits for the first quarter were significantly below the prior year. During the first quarter, Red Lobster opened four new stores and closed three for a total of 730 stores compared to 713 stores last year. Red Lobster has reduced its new store openings and plans to open only 10 additional stores for the remainder of this fiscal year. Also, Red Lobster relocated six stores during the quarter, four of which utilized former China Coast sites, and plans to relocate 16 more stores during the remainder of the fiscal year, 12 of which will utilize former China Coast sites. During the first quarter, 43 restaurants were remodeled with the wharfside decor package. Currently, 475 restaurants or 65% of the total have been remodeled or opened with this package. The balance of restaurants scheduled for remodeling are expected to be completed during the next 12 months with costs per remodel decreasing to approximately $200,000 to $250,000 per unit, versus prior costs of $350,000 to $400,000 per unit.

      The Olive Garden continued its steady course of improvement with a 2.2% increase in sales to $328.9 million. Same-store sales in the U.S. increased 0.2%, representing the eighth consecutive quarter of same-store sales increases. First-quarter operating profits decreased slightly compared to last year, primarily due to an unfavorable shift in the lunch/dinner traffic mix. The Olive Garden opened three new units during the quarter for a total of 490 stores compared to 475 stores at the end of last year's first quarter. Three additional new stores are planned for the remainder of this year.

      Because both Red Lobster and The Olive Garden have meaningfully reduced new store expansion, this year's capital expenditure budget has been reduced from earlier plans by approximately $50 million to a current estimate of $200 million. Furthermore, future new store opening commitments have been sharply reduced. This will enable management to focus on its top priority of improving current operating performance.

      Jeff O'Hara, President and Chief Operating Officer commented, "Red Lobster has successfully responded to many competitive challenges over its 28-year history. I am excited about the changes we're making and confident we will see improved customer traffic and operating performance as the year progresses."

OTHER ACTIONS
      At the Company's annual meeting, shareholders elected the nine nominees to the Board of Directors, approved the appointment of KPMG Peat Marwick as independent auditors, and approved the proposed stock option and incentive plans.

      Darden Restaurants, with headquarters in Orlando, Florida is the world's largest publicly traded casual dining company, with 1,221 restaurants operating under the Red Lobster, The Olive Garden and Bahama Breeze brands, approximately 115,000 employees and annual sales of $3.2 billion.